SCHEDULE 14A INFORMATION

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     14a-6(e)(2))
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[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                         AMERICAN BIOGENETIC SCIENCES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)  Proposed maximum aggregate value of transaction:

         5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

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


                          AMERICAN BIOGENETIC SCIENCES, INC.
                                1375 AKRON STREET
                            COPIAGUE, NEW YORK 11726

                       NOTICE OF SOLICITATION OF CONSENTS

To the Stockholders of American Biogenetic Sciences, Inc.:

         This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement (the "Consent Statement") are furnished to you by American Biogenetic Sciences, Inc. (the "Company") in connection with its solicitation of written consents ("Consents") from the holders of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") to take action without a stockholders' meeting.

         Specifically, the Company is asking holders of its Common Stock to consent to amend the Company's Restated Certificate of Incorporation in order to effect a stock combination (reverse split) pursuant to which the Company's outstanding shares of Class A Common Stock and Class B Common Stock would be exchanged for new shares of Class A Common Stock and Class B Common Stock, respectively, in an exchange ratio to be approved by the Board of Directors, ranging from one newly issued share for each two outstanding shares to one newly issued share for each eight outstanding shares.


         The Board of Directors requests that you indicate your written consent to the proposed corporate action by marking, signing and dating the enclosed consent card, and promptly mailing it in the enclosed envelope (which needs no postage if mailed in the United States) so that it will be received by the Company on or before September 23, 1999. The Board of Directors has established the close of business on August 24, 1999 as the record date for determining stockholders entitled to submit Consents (the "Record Date"). The proposed corporate action may be taken only if holders of record on the Record Date of shares representing at least a majority of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, submit to the Company a written consent to such action within 60 days after the earliest dated Consent is delivered to the Company. It is planned, however, that Consents will be finally tabulated on September 23, 1999. Accordingly, for Consents to the proposed Amendment to be included in the tabulation, they should be received by the Company on or before September 23, 1999. The Company retains the right to extend such date, subject to the limitations discussed above. See "General Information About Solicitation of Consents."


         If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a Consent with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a Consent to be signed representing your shares.

         The Board of Directors unanimously recommends that you vote FOR the proposed amendment to the Company's Restated Certificate of Incorporation.

                                           By Order of the Board of Directors


                                           Timothy J. Roach, Secretary
September 1, 1999

                       AMERICAN BIOGENETIC SCIENCES, INC.
                                1375 AKRON STREET
                            COPIAGUE, NEW YORK 11726


                         CONSENT SOLICITATION STATEMENT


                   TO AUTHORIZE AN AMENDMENT TO THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
                     ENABLE THE BOARD OF DIRECTORS TO EFFECT
                  A REVERSE SPLIT OF EACH CLASS OF COMMON STOCK



Approximate date of Mailing of this Consent Statement:  September 1, 1999



                                     GENERAL

         The Company's Board of Directors (the "Board") has unanimously adopted resolutions proposing, declaring advisable and recommending that stockholders authorize an Amendment to the Company's Restated Certificate of Incorporation (the "Amendment") to (i) effect a combination (reverse stock split) of the Company's outstanding shares of each of its Class A Common Stock and Class B Common Stock (the "Reverse Split") and (ii) provide for the payment of cash in lieu of fractional shares otherwise issuable in connection therewith. There will be no change in the number of the Company's authorized shares of Class A Common Stock or Class B Common Stock and no change in the par value of either class.

         If the Reverse Split is approved, the Board will have authority, without further stockholder approval, to effect the Reverse Split pursuant to which the Company's outstanding shares (the "Old Shares") of Class A Common Stock and Class B Common Stock would be exchanged for new shares (the "New Shares") of Class A Common Stock and Class B Common Stock, respectively, in an exchange ratio to be approved by the Board, ranging from one New Share for each two Old Shares to one New Share for each eight Old Shares. The number of Old Shares for which each New Share is to be exchanged is referred to as the "Exchange Number." The Exchange Number may, within such range, be a whole number or a whole number and fraction of a whole number. The Reverse Split will be effected simultaneously for each of the Class A Common Stock and Class B Common Stock and the Exchange Number will be the same for each class.

         In addition, the Board will have the authority to determine the exact timing of the effective date and time of the Reverse Split, which may be any time prior to May 31, 2000, without further stockholder approval. Such timing and Exchange Number will be determined in the judgment of the Board, with the intention of maximizing the Company's ability to raise financing and remain in compliance with the continued listing maintenance requirements of The Nasdaq Stock Market, Inc. ("Nasdaq") and other intended benefits of the Reverse Split. See "The Proposal--Purposes of the Reverse Split," below. The text of the proposed Amendment (subject to inserting the effective time of the Reverse Split and the Exchange Number) is set forth in Exhibit A to this Consent Solicitation Statement.

         The Board also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board may consider a variety of factors in determining whether or not to implement the Reverse Split and in determining the Exchange Number including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the market price per share of the Company's Class A Common Stock, business and transactional developments and the Company's actual and projected financial performance.


                                  THE PROPOSAL

PURPOSES OF THE REVERSE SPLIT


         The Company's Class A Common Stock has traded at market prices ranging from approximately $0.40 to approximately $1.94 since November 1, 1998. The Company believes that the relatively low market price of its Class A Common Stock has reduced the attractiveness of using the Class A Common Stock in order to raise financing to support the Company's operations and to increase the Company's net worth and as consideration for potential acquisitions (which, when coupled with the Company's reduced level of cash and need to deploy its available cash for operations, has rendered acquisitions difficult to negotiate).

         Furthermore, the Company believes that maintaining the Company's listing on Nasdaq, either on Nasdaq's National Market ("Nasdaq/NMS") or on The Nasdaq SmallCap Market ("Nasdaq/SC"), may provide the Company with a broader market for its Class A Common Stock and, therefore, increase the attractiveness of using the Company's Class A Common Stock to raise financing to support the Company's operations and to increase the Company's net worth and as consideration for potential acquisitions. On August 27, 1999, the Company received a letter from Nasdaq advising the Company that a review of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 indicated that the Company had net tangible assets (as defined by Nasdaq) of $3,288,180, which is less than the $4,000,000 minimum net tangible assets required to be maintained by a company listed on Nasdaq/NMS. Nasdaq advised the Company that, as an alternative to a potential Nasdaq/NMS delisting action, the Company may wish to consider applying for listing on Nasdaq/SC instead of Nasdaq/NMS, subject to meeting the Nasdaq/SC listing maintenance requirements. These standards would require the Company, in general in the case of the Company, to maintain, among other things, net tangible assets of $2,000,000 or a market capitalization of $35 million (the Company's market capitalization at the close of business on August 31, 1999 was approximately $18.0 million) and a minimum bid price of at least $1.00 per share.

         Under Nasdaq's listing maintenance standards for both Nasdaq/NMS and Nasdaq/SC, if the closing bid price of the Class A Common Stock is under $1.00 per share for thirty consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist the Class A Common Stock from trading, whether the stock is listed on Nasdaq/NMS or Nasdaq/SC. The Company understands that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with its various requirements. Nasdaq has orally advised the Company that it believes that the Company is not presently in compliance with the minimum bid price requirement. The Company has advised Nasdaq of its intention to implement the Reverse Split if required in order to gain compliance with this standard.

         If a delisting from the Nasdaq/NMS and failure to obtain or maintain a listing on Nasdaq/SC were to occur, the Class A Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

         The purpose of the Reverse Split would be to increase the market price of the Company's Class A Common Stock in order to (i) make the Company's Class A Common Stock more attractive to raise financing to support the Company's operations and as a possible currency for acquisitions and other transactions and (ii) increase the market price of the Class A Common Stock above the Nasdaq minimum price bid requirement. There can be no assurance, however, that, even after effectuating the Reverse Split, the Company will be able to utilize its Class A Common Stock in order to effectuate financing or acquisition transactions or to continue to meet the minimum bid price and other requirements of Nasdaq for continued inclusion for trading on either Nasdaq market.


         Giving the Board authority to implement the Reverse Split will avoid the need to call a special meeting of stockholders under time constraints to authorize a reverse split should it become necessary in order to seek to effectuate a financing or acquisition transaction (none of which are presently pending) or to meet Nasdaq's listing maintenance criteria.

         The Reverse Split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the Company's purchase of fractional shares and the potential effect of the Company being able to issue additional shares of Class B Common Stock. The Common Stock issued pursuant to the Reverse Split will remain fully paid and nonassessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

CERTAIN EFFECTS OF THE REVERSE SPLIT

The following table illustrates the principal effects of the Reverse Split on the Company's Common Stock:

                                        Prior to        After 1-for-2      After 1-for-4     After 1-for-6      After 1-for-8
                                        Reverse             Reverse           Reverse           Reverse            Reverse
                                        Stock               Stock             Stock             Stock              Stock
Number of Shares                        Split               Split             Split             Split              Split
----------------                        ---------       -------------      -------------    ---------------     --------------
Class A Common Stock:
  Authorized.....................       100,000,000       100,000,000       100,000,000       100,000,000        100,000,000
                                        ===========       ===========       ===========       ===========        ===========
   Outstanding (1)...............        36,305,380        18,152,690         9,076,345         6,050,896          4,538,172
   Available for Future
        Issuance.................        63,694,620        81,847,310        90,923,655        93,949,104         95,461,828
Class B Common Stock:
  Authorized.....................         3,000,000         3,000,000         3,000,000         3,000,000          3,000,000
   Outstanding ..................         3,000,000         1,500,000           750,000           500,000            375,000
   Available for Future
         Issuance................                 0         1,500,000         2,250,000         2,500,000          2,625,000
Financial Data (2)
Stockholders' Equity
   Class A Common Stock..........    $       36,000            18,000    $        9,000     $       6,000      $       4,000
   Class B Common Stock..........             3,000             1,000             1,000                 0                  0
   Additional Paid-in Capital....        63,694,000        63,714,000        63,723,000        63,727,000         63,729,000
Deficit Accumulated During
   Development Stage.............       (59,984,000)      (59,984,000)      (59,984,000)      (59,984,000)       (59,984,000)
                                     --------------    --------------      ------------     -------------      -------------
   Total Stockholders' Equity....    $    3,749,000    $    3,749,000    $    3,749,000     $   3,749,000      $   3,749,000
                                     ==============    ==============    ==============     =============      =============
Net Loss per Common share:
   Six months ended June 30,
        1999.....................            $(0.08)          $(0.16)            $(0.31)          $(0.47)             $(0.62)
   Year ended December 31,
         1998....................            $(0.29)          $(0.59)            $(1.17)          $(1.76)             $(2.35)
   Book Value Per Common                      $0.10            $0.21             $ 0.41            $0.62              $ 0.83
         Share at June 30, 1999..
   -----------------------------

(1) Gives effect to the Reverse Split as if it occurred on June 30, 1999, subject to adjustment resulting from the repurchase of fractional shares. Excludes, on a pre-Reverse Split basis, 3,000,000 shares of Class A Common Stock subject to potential issuance upon conversion of the outstanding shares of Class B Common Stock; 6,294,795 shares of Class A Common Stock which were subject to outstanding options and warrants; and 1,953,250 additional shares of Class A Common Stock which were available for the grant of future options under the Company's stock option plans. Upon effectiveness of the Reverse Split, each option and warrant would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the Reverse Split divided by the Exchange Number at the exercise price in effect immediately prior to the Reverse Split multiplied by the Exchange Number.

(2) Rounded to the nearest one thousand dollars. Balance sheet data gives effect to the Reverse Split as if it occurred on June 30, 1999, subject to adjustment resulting from the repurchase of fractional shares.

         Stockholders should recognize that, if the Reverse Split is effectuated, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Amendment divided by the Exchange Number). While the Company expects that the Reverse Split will result in an increase in the market price of the Class A Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Class A Common Stock by a multiple equal to the Exchange Number or result in a permanent increase in the market price (which is dependent upon many factors, including the Company's performance and prospects). Also, should the market price of the Company's Class A Common Stock decline after the Reverse Split, the percentage decline may be greater than would pertain in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity in the market price of the Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. In addition, an increase in the number of odd-lot holders will reduce the number of holders of round lots (100 or more shares), which could adversely affect the Nasdaq/NMS and Nasdaq/SC listing requirements that the Company have at least 400 and 300 round lot holders, respectively. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.


         Stockholders should also recognize that, as indicated in the foregoing table, there will be an increase in the number of shares which the Company will be able to issue from authorized but unissued shares of both Class A Common Stock (which has one vote per share) and Class B Common Stock (which has ten votes per share and, under the Company's Restated Certificate of Incorporation, can only be held by Alfred J. Roach, a trust principally for his benefit or a partnership or corporation a majority of the beneficial ownership of which is held by Mr. Roach). As a result of any issuance of shares, the equity and voting rights of holders of outstanding shares may be diluted.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES


         If the Amendment is approved by the Company's stockholders, and if the Board still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate Exchange Number and the appropriate effective time for such split. Although the Board intends to implement a reverse split soon after the Amendment is approved if required to obtain a Nasdaq/SC listing, the Board may delay effecting the Reverse Split until as late as May 31, 2000 without resoliciting stockholder approval. The Reverse Split will become effective on the date (the "Effective Date") and time (the "Effective Time") specified in the Amendment. Beginning at the Effective Time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Split has been effected and of the exact Exchange Number. The Company expects that its transfer agent, Continental Stock Transfer & Trust Company, will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any

Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares at the Exchange Ratio. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES


         No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the Exchange Number, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Class A Common Stock, as reported in The Wall Street Journal, on the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Class A Common Stock on such day or other price determined by the Board). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.


         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

NO DISSENTER'S RIGHTS

         Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

         No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration, and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

         The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

               GENERAL INFORMATION ABOUT SOLICITATION OF CONSENTS

CONSENT PROCEDURE; EFFECTIVENESS; RECORD DATE

         Section 228 of the Delaware General Corporation Law ("DGCL") states that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered offices in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. The Company's Restated Certificate of Incorporation does not prohibit the use of such consents.

         The Board has established the close of business on August 24, 1999 as the Record Date for determining stockholders of record entitled to submit Consents.


         The Amendment proposed herein will, subject to approval by the Board, be adopted if properly completed, dated and unrevoked Consents approving the Amendment from the holders of record on the Record Date of shares of Common Stock representing at least a majority of the votes represented by all then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, are delivered to the Secretary of the Company at the Company's principal place of business, 1375 Akron Street, Copiague, New York 11726 within 60 days after the earliest dated Consent is delivered to the Company. It is planned, however, that Consents will be finally tabulated on September 23, 1999. Accordingly, to be assured that Consents to the proposed Amendment are included in the tabulation, they should be received by the Company on or before September 23, 1999. The Company retains the right to extend such date, subject to the limitations discussed above.


         If the Amendment is adopted by less than unanimous consent of the Company's stockholders, the Company will give prompt notice of the adoption of the Amendment to those stockholders who have not returned executed Consents to the Amendment to the Company and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting if the record date for such meeting had been the date that written Consents signed by a sufficient number of holders to take the action were delivered to the Company.


VOTING RIGHTS

         The unrevoked, signed and dated Consents representing at least a majority of the votes of all outstanding shares of Class A Common Stock and Class B Common Stock on the Record Date, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, are necessary to effect the Amendment. On the Record Date, the Company had outstanding and entitled to vote 36,305,380 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock, each entitled to vote upon matters to be acted upon by stockholder vote.

SOLICITATIONS OF CONSENTS

         Solicitations of Consents will be made by the Company. The Company will bear all expenses of this solicitation. Consents will be solicited by mail, telephone or telecopy and in person. No employee of the Company will receive any additional compensation for such solicitation.

         Brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the Common Stock. The Company will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners of Common Stock.

REVOCATION OF CONSENTS

         An executed Consent may be revoked by a properly signed and dated written revocation delivered to the Company at any time before sufficient Consents have been delivered to the Company to authorize the Amendment. A revocation may be in any written form signed by the record holder as long as it clearly states that the Consent previously given is no longer effective. The delivery of a subsequently dated Consent which is properly completed and timely delivered will also constitute a revocation of any earlier Consent. The revocation should be delivered to the Secretary of the Company at 1375 Akron Street, Copiague, New York 11726 or any party who may oppose this solicitation.

                          SECURITY HOLDINGS OF CERTAIN
                      STOCKHOLDERS, MANAGEMENT AND NOMINEES

         The following table sets forth information as at July 31, 1999 with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) each person who served as the Company's Chief Executive Officer in 1998 and each other executive officer whose annual cash compensation for 1998 exceeded $100,000 and (iv) all executive officers and directors of the Company as a group. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                                  Class A Common Stock(1)       Class B Common Stock

                                               Percent                           Percent
Beneficial Owner              No. Shares       of Class      No. Shares         of Class
----------------              ----------       --------      ----------         --------


Alfred J. Roach (2).........    8,760,250 (2)    21.6%           3,000,000(2)      100%

John S. North...............          99,000       *             ---                ---

Josef C. Schoell............      136,500 (3)      *             ---                ---

Glenna M. Crooks............        7,750 (3)      *             ---                ---

Ellena M. Byrne.............      425,000 (3)(4)  1.2%           ---                ---

Timothy J. Roach............      630,000 (3)     1.7%           ---                ---

Gustav V. R. Born...........       38,750 (3)      *             ---                ---

Joseph C. Hogan.............       35,000 (3)      *             ---                ---

William G. Sharwell.........       35,000 (3)      *             ---                ---

All executive officers and
directors as a group (11
persons, including the
foregoing)..................   10,319,000 (5)    24.8%        3,000,000            100%

----------------------------

(1) Asterisk indicates less than one percent. Shares of Class A Common Stock subject to issuance upon conversion of Class B Common Stock into Class A Common Stock and upon exercise of options that were exercisable on, or become exercisable within 60 days after, July 31, 1999 are considered owned by the holder thereof and outstanding for purposes of computing the percentage of outstanding Class A Common Stock that would be beneficially owned by such person, but (except for the computation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for purposes of computing the percentage of outstanding Class A Common Stock owned by any other person.

(2) The address of Mr. Roach is 1375 Akron Street, Copiague, New York 11726. Beneficial ownership of Class A Common Stock includes 3,000,000 shares of Class A Common Stock issuable upon conversion

                                                 (CONTINUED ON FOLLOWING PAGE)
      of the same number of shares of Class B Common Stock and 1,185,000 shares of Class A Common Stock subject to outstanding options.

(3)   Includes shares of Class A Common Stock subject to options as follows:
      Josef C. Schoell, 127,500; Glenna M. Crooks, 6,250; Ellena M. Byrne, 185,000 (including 25,000 shares subject to options held by her husband); Timothy J. Roach, 620,000; Gustav V.R. Born, 38,750; Joseph C. Hogan, 25,000; and William G. Sharwell, 25,000.

(4) Includes 115,000 shares owned by Ms. Byrne's son. The inclusion of these shares should not be construed as an admission that Ms. Byrne is the beneficial owner of these shares.

(5) Includes 3,000,000 shares of Class A Common Stock issuable upon conversion of the same number of shares of Class B Common Stock and 2,346,250 shares of Class A Common Stock subject to outstanding options.


                               VOTING INSTRUCTIONS


         If you wish to Consent to the Amendment and were a record holder of Common Stock on the Record Date, please mark the "Consent" box on the accompanying consent card and sign, date and mail it promptly to the Secretary of the Company in the enclosed envelope.

         If you do not wish to consent to the Amendment and were a record holder of Common Stock on the Record Date, you may mark the "Consent Withheld" box on the accompanying consent card, and sign, date and mail the card in the enclosed envelope. In addition, by not returning a consent card, a holder of Common Stock will be deemed not to have consented to the Amendment.

         When a stockholder whose Consent is solicited specifies a choice with respect to the Amendment, the consent card will be voted in accordance with the specification so made. If the stockholder has failed to check a box, such stockholder shall be deemed to be a "Consent" to the Amendment.


         Since the holders of record on the Record Date of shares representing at least a majority of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock must consent to the proposed Amendment in order for such proposal to be adopted, a direction to withhold consent, an abstention or a broker non-vote has the same effect as a "no" vote with respect to the proposed Amendment.


         If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a Consent with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a Consent to be delivered representing your shares.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE PROPOSED AMENDMENT.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be considered, such proposals must be submitted in writing on a timely basis. Stockholder proposals intended to be included in the Board of Directors' proxy statement and form of proxy relating to the Company's next Annual Meeting of Stockholders must be received by January 16, 2000. As to any proposals intended to be presented by a stockholder without inclusion in the Board of Directors' proxy statement and form of proxy for the Company's next Annual Meeting of Stockholders, the proxies named in the Board of Directors' form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before April 1, 2000. However, even if such notice is timely received, such proxies nevertheless may be entitled to exercise discretionary authority on that matter to the extent permitted by Securities and Exchange Commission regulations. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at 1375 Akron Street, Copiague, New York 11726.


                                             By Order of the Board of Directors


                                             Timothy J. Roach, Secretary


September 1, 1999

                                    EXHIBIT A


         Article 4 of the Company's Restated Certificate of Incorporation, as amended, is to be amended to add the following immediately after the present first paragraph thereof (which sets forth the number and par value of the Company's authorized capital stock, none of which is being amended):



                    "Effective 12:01 a.m. on * (the "Effective Time"), each + ( ) shares of Class A Common Stock then issued shall be automatically combined into one share of Class A Common Stock of the Corporation and each + ( ) shares of Class B Common Stock then issued shall be automatically combined into one share of Class B Common Stock of the Corporation. There shall be no fractional shares issued. A holder of record of Class A or Class B Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Class A Common Stock, as reported in The Wall Street Journal, on the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Class A Common Stock on such day or other price determined by the Board of Directors)."


------------------

* Insert the date of the Effective Time of the Amendment determined by the Company's Board of Directors.

+ Insert Exchange Number, ranging from two to eight, determined by the Company's Board of Directors.

                       AMERICAN BIOGENETIC SCIENCES, INC.

                                     CONSENT

          THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby (i) acknowledges receipt of the Notice of Solicitation of Consents dated September 1, 1999 to the stockholders of American Biogenetic Sciences, Inc., a Delaware corporation (the "Company"), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the capital stock of the Company held of record by the undersigned on August 24, 1999 in the manner designated below.


THIS CONSENT WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE ON THE REVERSE SIDE HEREOF. IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE VOTED FOR THE PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL. PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.


1. To authorize an Amendment to the Company's Restated Certificate of Incorporation in order to effect a stock combination (reverse split) pursuant to which the Company's outstanding shares of Class A Common Stock and Class B Common Stock would be exchanged for new shares of Class A Common Stock and Class B Common Stock, respectively, in an exchange ratio to be approved by the Board of Directors, ranging from one newly issued share for each two outstanding shares to one newly issued share for each eight outstanding shares, all as more fully described in the Consent Statement.




                 CONSENT                    CONSENT
                                            WITHHELD






                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

  (CONTINUED FROM OTHER SIDE)


PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                        Dated: ____________________   , 1999


                                        ________________________________________
                                                (SIGNATURE OF STOCKHOLDER)

                                        ________________________________________
                                                (SIGNATURE OF STOCKHOLDER)


                                        NOTE: PLEASE DATE THIS CONSENT AND SIGN
                                        YOUR NAME OR NAMES EXACTLY AS SET FORTH
                                        HEREON. FOR JOINTLY OWNED SHARES, EACH
                                        OWNER SHOULD SIGN. IF SIGNING AS
                                        ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                        TRUSTEE OR GUARDIAN, PLEASE INDICATE THE
                                        CAPACITY IN WHICH YOU ARE ACTING.
                                        CONSENTS EXECUTED BY CORPORATIONS SHOULD
                                        BE SIGNED BY A DULY AUTHORIZED OFFICER
                                        AND SHOULD BEAR THE CORPORATE SEAL.